Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
Professional Corporation 701 Fifth Avenue
Suite 5100
Seattle, Washington 98104-7036
O: 206.883.2500
F: 206.883.2699

November 9, 2022

Zymeworks Inc.

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Zymeworks Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $150,000,000 of shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-259970-01) (the “Registration Statement”), filed on October 1, 2021 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The offering and sale of the Shares are being made pursuant to the Sales Agreement, dated as of November 9, 2022 (the “Sales Agreement”), by and between the Company and Cantor Fitzgerald & Co.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares. The prospectus supplement is dated as of November 9, 2022 and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

Zymeworks Inc.

November 9, 2022

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about November 9, 2022, for incorporation by reference into the Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

BKD: jho